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              [LETTERHEAD OF NEW ENGLAND FINANCIAL APPEARS HERE]


                                 April 2, 1998

TO PERSONS ENTITLED TO GIVE VOTING INSTRUCTIONS WITH RESPECT TO SHARES OF THE LOOMIS SAYLES AVANTI GROWTH SERIES (THE "SERIES") OF NEW ENGLAND ZENITH FUND (THE "FUND") IN CONNECTION WITH THE SPECIAL MEETING OF SHAREHOLDERS OF THE SERIES (THE "MEETING") CALLED TO BE HELD ON APRIL 10, 1998

You recently received a Proxy Statement and voting instruction form relating to the Meeting.

As explained in the Proxy Statement, one of the proposals to be considered at the Meeting is a proposed new Advisory Agreement relating to the Series, between the Fund and TNE Advisers, Inc. (the "Manager"). As stated in the Proxy Statement, the annual fee rate payable by the Fund to the Manager under this proposed new Advisory Agreement would be 0.75% of the average daily net assets of the Series.

Appendix A to the Proxy Statement contains the text of the proposed new Advisory Agreement. The first sentence of paragraph 7 on page A-4 of Appendix A incorrectly states the fee rate under the proposed new Advisory Agreement. The first sentence of paragraph 7 should read (and is hereby amended to read) as follows: "As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Fund shall pay the Manager compensation at the annual rate of 0.75% of the average daily net assets of the Series." This amendment makes Appendix A consistent with the proposal set forth in the Proxy Statement and does not reflect any change in the proposal you have been asked to approve.

Your vote is very important. Please sign and return your voting instruction form if you have not already done so. If you would like to receive another copy of the Proxy Statement or another voting instruction form, or if you have any questions about the Meeting, please call toll free 1-888-882-8595, Monday - Friday, 9 a.m. - 6 p.m. (EST).


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